Exhibit 99.1


                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS EARNINGS IN RANGE WITH GUIDANCE

ELYRIA, Ohio - (April 28, 2005) - Invacare Corporation (NYSE: IVC) today announced that its financial results for the first quarter ended March 31, 2005 were in range with previous guidance.

CONSOLIDATED RESULTS
Earnings per share for the quarter decreased 5% to $0.42 versus $0.44 for the first quarter last year, while net earnings for the quarter were $13.5 million versus $14.2 million for the first quarter last year. Net sales for the quarter increased 15% to $370.9 million versus $321.3 million for the first quarter last year. Foreign currency accounted for two percentage points of the net sales increase, while acquisitions contributed an additional ten percentage points for the quarter. Results for the quarter benefited from higher net sales and a stronger gross margin, which were partially offset by higher selling, general and administrative expense (SG&A expense). Operating income, which grew in total and as a percent of sales, was more than offset by higher interest expense, primarily due to acquisitions.

Gross  margin as a percentage  of net sales for the first  quarter was higher by
0.5 percentage points compared to last year's first quarter. During the first quarter, cost reduction projects were ahead of schedule in most manufacturing and sourcing locations. Additionally, WP Domus GmbH (Domus) had a higher gross margin than that achieved historically by the Company.

SG&A expense as a percentage of net sales increased by 0.5 percentage points compared to first quarter last year. SG&A expense increased 18% over last year's first quarter primarily due to acquisitions and foreign currency translation. Foreign currency accounted for two percentage points of the increase in SG&A expense, while acquisitions contributed an additional fifteen percentage points.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "We are pleased to report that Invacare achieved its guidance in the first quarter for both sales and earnings. Equally important, all geographical segments of the business have returned to sales growth in the first quarter. Despite the stronger sales growth, the Company had a weak free cash flow quarter due to a company-wide build in inventory and reduction in payables. With increased shipments from the Far East, the Company had more product in transit than in previous years. Inventory levels were temporarily inflated as the Company consolidated previous Domus sales agencies, ramped up production in its factories in China and worked through a major information systems implementation in the Asia/Pacific region. Production in the quarter was more evenly distributed during the quarter than during previous periods, leading to a lower payables level for quarter end. Days sales outstanding improved by four days compared to March 31, 2004, however the negative impacts described above led Invacare to use $12 million of free cash flow*. Despite the first quarter result, we expect the company to generate strong free cash flow for the year." Free cash flow is defined as net cash provided (used) by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 6% to $250.9 million versus $237.3 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional two percentage points for the quarter.

Respiratory products sales increased 16%, largely due to continued strong performance on the HomeFillTM oxygen system product line and strong sales of oxygen concentrators. Invacare Supply Group (ISG) sales increased 7%, continuing ISG's consistent growth pattern over the recent past. Invacare Continuing Care Group (ICCG) sales increased by 22% for the quarter, with acquisitions accounting for 15% of the increase.

Sales of standard products decreased by 1% for the quarter, as the benefit from increasing unit volumes of standard products was more than offset by lower pricing. With market-driven pricing, the Company is making progress from 2004 when the sales decline in the fourth quarter in standard products was 8%. Sales of the rehab products line decreased 7%, excluding acquisitions, due primarily to continued Medicare eligibility pressures and Medicaid related reimbursement pressures. Sales of consumer power wheelchairs were down 16% for the quarter versus last year's first quarter.

For the quarter, earnings before income taxes decreased 11% to $19.4 million versus $21.9 million last year, largely due to continued weakness in the rehab products line and the pricing reductions in the standard products line.

EUROPE
For the quarter, European net sales increased 47% to $102.1 million versus $69.3 million last year. Foreign currency accounted for six percentage points of the net sales increase, while acquisitions contributed an additional forty percentage points for the quarter. The 1% sales increase for the quarter, excluding foreign currency and acquisitions, was due to solid performance in most regions excluding Germany. The German decline was due to significant reimbursement challenges for the Invacare wheelchair product lines. For the quarter, earnings before income taxes increased to $3.9 million versus $1.1 million last year, due to the acquisition of Domus. Domus has performed to expectation during the first quarter, while several of the other Invacare Europe locations struggled to convert the sales increase to profitable results.

ASIA/PACIFIC
For the quarter, Asia/Pacific net sales increased 22% to $17.9 million versus $14.7 million last year. Foreign currency accounted for six percentage points of the net sales increase, while acquisitions contributed an additional thirteen percentage points for the quarter. For the quarter, earnings before income taxes decreased to a loss of $1.7 million versus earnings of $0.4 million last year in large part due to lower sales of microprocessor controllers related to weakness in the consumer power wheelchair market and due to costs related to establishing the Company's sales and support infrastructure in Asia.

FINANCIAL CONDITION
At the end of the first quarter, total debt outstanding was $554.7 million, bringing debt-to-total-capitalization to 42.0%, slightly lower than the ratio at the end of last year. With the current debt-to-total-capitalization level and the Company's recently expanded revolving credit facility, the Company has the flexibility to continue to make accretive acquisitions or to purchase common shares. During the quarter, the company has taken action to convert in the future $150 million of floating rate exposure, where at quarter end 100% of outstanding debt is floating rate. Days sales outstanding were 66 days, improving by four days compared with the first quarter of last year. Inventory turns were 4.9, down from 5.8 at the end of last year due to the factors previously discussed.

OUTLOOK
Reimbursement uncertainties continue to affect the core North American rehab and standard businesses. Although the Centers for Medicare and Medicaid Services
(CMS) has released new draft guidelines on power wheelchair eligibility, the guidelines have not been finalized or implemented yet. Even once the guidelines are finalized, there can be up to six months for implementation, and there will still be uncertainty regarding CMS' plan to have 49 new codes and related fees on power wheelchairs for 2006. The uncertainty negatively affected the Company's first quarter results for consumer power wheelchair sales, and will likely impact results all year. In terms of Medicaid, numerous states, including California, Ohio and New York, are challenging reimbursement on durable medical equipment submissions, leading to slower payments and approvals for lower-priced product, in addition to no reimbursement at all in some cases.

Additionally, European performance, excluding Domus, was weaker than expected in the first quarter. In particular, reimbursement issues in Germany led to lower sales of wheelchair products. The reimbursement pressures did not significantly impact the Domus product lines, and the Company anticipates improved revenue performance as it finalizes the assimilation of the Domus agency business.

"Invacare's first factory in China turned profitable at quarter-end. Both factories in China are expected to contribute to profits throughout the remainder of the year," said Mixon. "The HomeFillTM oxygen system product line has been one of the Company's biggest successes and while it has become a major contributor to growth, the opportunity for deeper penetration of the ambulatory oxygen market remains substantial. Within the next two years, we expect to increase the annual HomeFillTM sales by $100 million over current levels. Finally, Invacare is building its Asian sales and support infrastructure and expects to begin seeing positive results in the months ahead as we seek to build the market to $100 million over the next five years."

For the full year, the company believes that it will have a net sales increase of between 17% and 19% and earnings per share of between $2.60 and $2.80. This is consistent with current analyst's estimates but at the lower end of Invacare's previous guidance. This guidance anticipates foreign currency and acquisitions to account for 11% of the net sales increase. Excluding the impact of foreign currency and acquisitions, the net sales increase is expected to be between 6% and 8%. The Company anticipates its free cash flow* for the year will be between $70 million and $80 million.

For the second quarter, the Company expects a net sales increase of between 18% and 20% and earnings per share of between $0.53 and $0.58. This guidance anticipates foreign currency and acquisitions to account for 13% of the net sales increase. Excluding the impact of foreign currency and acquisitions, the net sales increase would be between 5% and 7%.

Commenting on the Company's anticipated results, Mixon said, "Although disappointed with the cash flow performance of some divisions in the first quarter, the Company has made progress on two critical strategic goals. The transition to increased Chinese manufacturing with local sourcing is on track and should contribute consistent with previous guidance. Secondly, Domus has again performed strongly this quarter, and we are pleased with the contribution from this recent acquisition. We continue to believe that Domus is on track with the projects to increase sales with Invacare Europe's sales forces and to lower costs with Invacare's Hong Kong sourcing office and Chinese manufacturing plants."

Mixon concluded, "The performance in the first quarter was gratifying in the face of serious contractions in governmental health care support. With the benefits from Chinese manufacturing, further penetration of the ambulatory oxygen market with sales of the HomeFillTM oxygen system, sales in the Far East and the Domus acquisition, the Company now projects a 12% to 20% growth in earnings per share for 2005. We are committed to increasing shareholder value and believe Invacare, despite the difficult reimbursement environment, can continue to earn strong returns for its shareholders."


*Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers) both at the federal and state level, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                      ###

                      INVACARE CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                            Three Months Ended
                                                                 March 31,
        (In thousands, except per share data)               2005           2004
        -----------------------------------------------------------------------
        Net sales                                       $370,944       $321,343
        Cost of products sold                            261,100        227,964
                                                         -------        -------
             Gross profit                                109,844         93,379
        Selling, general and administrative expense       83,962         71,238
                                                         -------        -------
        Operating income                                  25,882         22,141
        Interest expense - net                             5,992          1,100
                                                         -------        -------
             Earnings before income taxes                 19,890         21,041
        Income taxes                                       6,345          6,840
                                                         -------        -------
        Net earnings                                     $13,545        $14,201
                                                         =======        =======

        Net earnings per share - basic                     $0.43          $0.46
                                                         =======        =======
        Weighted average shares outstanding - basic       31,359         31,094
                                                         =======        =======

        Net earnings per share - assuming dilution         $0.42          $0.44
                                                         =======        =======
        Weighted average shares outstanding -
           assuming dilution                              32,534         32,272
                                                         =======        =======



Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $22,758,000 for the three months ended March 31, 2005 and $19,343,000 for the same period a year ago.

The information by segment is as follows:
                                                            Three Months Ended
                                                                 March 31,
           (In thousands)                                   2005           2004
           --------------------------------------------------------------------
           Revenues from external customers
                North America                           $250,940       $237,283
                Europe                                   102,091         69,338
                Asia/Pacific                              17,913         14,722
                                                         -------        -------
                Consolidated                            $370,944       $321,343
                                                         =======        =======

           Earnings (loss) before income taxes
                North America                           $ 19,405       $ 21,871
                Europe                                     3,882          1,140
                Asia/Pacific                              (1,704)           437
                All Other                                 (1,693)        (2,407)
                                                         -------        -------
                Consolidated                            $ 19,890       $ 21,041
                                                         =======        =======

All Other consists of the domestic export unit, unallocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                             March 31, 2005  December 31, 2004     March 31, 2004
(In thousands)                                                  (unaudited)                            (unaudited)
------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                    $17,037           $ 32,766             $4,683
Trade receivables - net                                             282,801            287,950            263,033
Inventories - net                                                   183,585            175,883            131,522
Deferred income taxes and other current assets                       68,472             68,552             65,630
                                                                     ------             ------             ------
     Total current assets                                           551,895            565,151            464,868

Other Assets                                                        149,762            153,846             78,713
Plant and equipment - net                                           191,972            191,163            154,641
Goodwill - net                                                      723,571            717,964            442,229
                                                                    -------            -------            -------
     Total assets                                                $1,617,200         $1,628,124         $1,140,451
                                                                 ==========         ==========         ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $130,928           $149,413           $121,863
Accrued expenses                                                     85,332             98,850             85,296
Accrued income taxes                                                  6,999              7,816             21,458
Current maturities                                                    1,746              2,062              2,163
                                                                    -------            -------            -------
     Total current liabilities                                      225,005            258,141            230,780

Long-term debt                                                      552,990            547,974            232,398
Other long-term obligations                                          74,285             68,571             36,530

Shareholders' equity                                                764,920            753,438            640,743
                                                                    -------            -------            -------
     Total liabilities and shareholders' equity                  $1,617,200         $1,628,124         $1,140,451
                                                                ===========        ===========         ==========


                      INVACARE CORPORATION AND SUBSIDIARIES
                 RECONCILIATION FROM NET CASH PROVIDED (USED) BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                              Three Months Ended
                                                                    March 31,
           (In thousands)                                        2005      2004
           ---------------------------------------------------------------------
           Net cash provided (used) by operating activities  $ (3,495)  $30,284
           Less:
           Purchases of property and equipment - net           (8,907)   (8,355)
                                                              -------   -------
           Free Cash Flow                                    $(12,402)  $21,929
                                                              =======   =======


Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities less purchases of property and equipment net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.).